Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Announces Agreement to Acquire Remaining White Oak Equity Interests

TULSA, Oklahoma, July 6, 2015 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today announced that it has reached agreement to acquire from White Oak Finance, Inc. and other parties all of the equity interests in White Oak Resources LLC (“White Oak”) not currently owned by ARLP.  Upon closing of the transaction, Alliance WOR Processing, LLC, a wholly-owned subsidiary of ARLP, will assume operating control of the White Oak Mine No. 1.    Following the transaction, ARLP will own 100 percent of the equity interests in White Oak, coal reserves at the White Oak Mine No. 1 that are leased to White Oak and the preparation plant and loading facilities at Mine No. 1.

Under the terms of the agreement, ARLP will pay $50 million cash at closing.  Additional contingent consideration may be due in the future, which ARLP believes has a nominal present value based upon current market conditions.  ARLP estimates cost synergies at White Oak of $12 million to $18 million annually beginning next year as result of this transaction.  After closing, ARLP will account for its White Oak investments on a consolidated basis instead of as an equity investment.  The impact of this transaction on ARLP’s financial statements as well as updated guidance for this year will be provided in ARLP’s 2015 second quarter earnings release.

“Strategically, owning 100 percent of White Oak and assuming operating control of the White Oak Mine No. 1 enhances our already strong presence in the Illinois Basin,” said Joseph W. Craft III, President and Chief Executive Officer. “The White Oak mine is a world-class, low-cost longwall operation with an extensive reserve base.  It will be an attractive addition to our asset portfolio and provide ARLP increased flexibility to service our existing customer base and the opportunity to expand into additional markets. In the near term, White Oak gives us greater optionality to optimize our production to current market conditions.  Longer term, the ability to add a second longwall at White Oak gives us an additional platform to increase our coal volumes should market conditions allow.  We look forward to welcoming White Oak’s employees to the Alliance team.”

ARLP intends to fund the payment due at closing with cash on hand and availability under its current credit facilities.  The transaction is subject to certain approvals and other customary conditions.  ARLP currently anticipates consummation of the proposed transaction within 30 days.

The White Oak Mine No. 1, located in Hamilton County, Illinois, is an underground longwall mining operation producing high-sulfur coal from the Herrin No. 6 seam.  Mine No. 1 began longwall operations in October 2014 and is currently producing at an annual rate of approximately 6.0 million tons of coal.

-MORE-

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin and Appalachian coal producing regions.

In addition to its investments in White Oak, ARLP currently operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP also operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; changes in raw material costs; changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; increases in labor costs, adverse changes in work rules, or cash payments or projections associated with post-mine reclamation and workers’ compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; the coal industry’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such

-MORE-

as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits;  difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

-END-